EXHIBIT 10.37
AMENDMENT NO. 4
TO THE
TANDY BRANDS ACCESSORIES, INC.
BENEFIT RESTORATION PLAN
     This Amendment No. 4 to the Tandy Brands Accessories, Inc. Benefit Restoration Plan (“Amendment”) is made this 1st day of July, 2001 by Tandy Brands Accessories, Inc. a corporation duly organized and existing under the laws of the State of Delaware (“Company”).
     WHEREAS, the Company has previously amended the Tandy Brands Accessories, Inc. Employees Investment Plan (“Employees Investment Plan”) to enable participants therein to make salary deferral contributions thereunder pursuant to section 401(k) of the Internal Revenue Code of 1986, amended (the “Code”), and now desires to amend the Tandy Brands Accessories, Inc. Benefit Restoration Plan (“Plan”) (i) to align applicable provisions of the Plan with such amendment to the Employees Investment Plan, and (ii) to provide a special “one-time” election for participants in the Plan to execute new participation agreements in conjunction with this amendment to the Plan; and
     WHEREAS, pursuant to Article XII of the Plan, the Plan may be amended by the Company;
     NOW, THEREFORE, effective July 1, 2001 (except as otherwise provided herein), the Plan is hereby amended as follows:
     1. Article II is hereby amended and restated in its entirety to read as follows:
“Article II
ELIGIBILITY
     Participation in the Plan shall be made available to a select group of individuals providing services to the Company in key positions of management and responsibility who are eligible to make contributions to the Employees Investment Plan, the amount of which is reduced by reason of the application of the limitations set forth in Sections 401(a)(17) or 402(g)(1) of the Code. Such individuals may elect to participate hereunder by executing a participation agreement in such form and at such time as the Committee shall require, provided that each participation agreement shall be executed no later than the last day of June immediately preceding the Plan Year for which an individual elects to make contributions to the Plan in accordance with the provisions of Section 3.1 hereof. Notwithstanding the foregoing, in the first year in which an individual becomes eligible to participate in the Plan, he may elect to participate in the Plan by executing a participation agreement, in such form as the Committee shall require, within thirty (30) days of the date on which he is notified by the Chief Executive Officer of his eligibility to participate in the Plan. In such event, his election to participate in the Plan shall become effective as of the first full payroll period beginning in the calendar quarter immediately following the Committee’s receipt of his participation agreement. The determination as to the eligibility of any individual to participate in the Plan shall be in the sole and absolute discretion of the Chief Executive Officer of the Company, whose decision in that regard shall be conclusive and binding for all purposes hereunder.
Notwithstanding any provision herein to the contrary, each Participant may make a “one-time” election to elect to change his deferral election under the Plan pursuant to the addition of salary reduction contributions under the Employees Investment Plan by executing a participation agreement, in such form as the Committee shall require, within thirty (30) days of the date on which he is notified of his ability to make such a “one-time” election. In such event, his election to participate in the Plan shall become effective as of the first full payroll period following the Committee’s receipt of his participation agreement.”
2. Article III is hereby amended and restated as follows:
“Article III
CONTRIBUTIONS
     3.1 For any Plan Year, a Participant who elects to contribute to the Employees Investment Plan the lesser of: (i) the maximum elective deferral permitted under Section 402(g)(1) of the Code with respect to the taxable year in which such Plan Year begins, or (ii) the maximum salary reduction contributions permitted under the terms of the Employees Investment Plan with respect to such Plan Year, may irrevocably elect to defer a portion of the Annual Compensation otherwise payable to him with respect to such Plan Year, in the amount set forth below. The amount which a Participant may elect to defer under this Plan for any Plan Year shall be a percentage of his Annual Compensation for such Plan Year which is no less than one percent (1%), and no greater than ten percent (10%), both of said amounts to be reduced by the total contributions made to the Employees Investment Plan by the Participant during such Plan Year. Any amounts withheld, pursuant to this Section 3.1, from the Annual Compensation otherwise payable to a Participant shall be credited to his Account as of the date on which such amounts would otherwise have been paid. For purposes of this Section 3.1, “Annual Compensation” shall mean the total amounts paid by the Company to the Participant as remuneration for personal services rendered during each Plan Year, as reported on the Participant’s federal income tax withholding statement or statements (Form W-2 or its subsequent equivalent), together with any amounts not includable in the gross income of the Participant pursuant to Sections 125 or 402(e)(3) of the Code, but Annual Compensation shall not include (i) any Company contributions made under the Tandy Brands Accessories Stock Purchase Program which are used to purchase stock for a participating Employee and are included in such Form W-2 as referred to above and (ii) any amounts realized from the exercise of a non-qualified stock option or from a disqualifying disposition of a stock option qualified under Section 423 of the Code, if any.
At the time a Participant makes a deferral election pursuant to this Section 3.1, the Participant shall elect the manner and date upon which his benefit under the Plan (an “Initial Election”) shall be distributed (the “Original Distribution Date”). A Participant shall have the option to change his or her Initial Election to postpone, accelerate, or modify the manner of payment of his benefit from that initially elected to be effective as of the Original Distribution Date; provided that such election (the “Subsequent Election”) is made at least one year prior to the Original Distribution Date. The distribution elections described in this paragraph must be made on a form supplied by the Committee for that purpose, and will only be valid if the form is filed with the Committee at least two (2) years prior to the date on which the distribution pursuant to the Subsequent Election is to be effective. In the event the Participant files more than one distribution election, the last valid distribution election shall control.
3.2 Within thirty (30) days following the last day of each calendar quarter, the Company shall make matching contributions to the Plan on behalf of each Participant who has deferred amounts under the Plan during such calendar quarter in accordance with the provisions of Section 3.1 above, other than Participants who terminated service with the Company during such calendar quarter. The matching contribution shall equal one hundred fifty percent (150%) of the amount deferred by the Participant under the terms of the Plan during such calendar year. Matching contributions shall be invested solely in Company stock as provided in Section 5.2 of the Plan.”
3. Article VII is hereby amended and restated as follows:
“Article VII
PAYMENT OF BENEFITS
     7.1 The payment of a Participant’s benefit shall be made either in a lump sum in cash, or in cash payments in monthly installments over a period certain not exceeding ten (10) years, such method of payment to be elected by the Participant in the manner determined by the Committee. Payment shall commence at the time specified by the Participant, which date shall be no earlier than the last day of the five-year period commencing on the date of the Participant’s election; provided, however, that distribution shall be made in any event upon termination of employment if such date is earlier than the date elected by the Participant.

     7.2 Payment of a Participant’s death benefit shall be made to his Beneficiary either in a lump sum in cash, or in cash payments in monthly installments over a period certain not exceeding ten (10) years, such method of payment to be elected by the Participant in the manner determined by the Committee. Payment of a Participant’s death benefit shall commence as soon as practicable following the Committee’s receipt of proper notice of such Participant’s death.
     7.3 Notwithstanding the provisions of Section 7.1 or Section 7.2, the benefits payable hereunder may be paid before they would otherwise be due if, based on a change in the federal or applicable state tax or revenue laws, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury, a decision by a court of competent jurisdiction involving a Participant or a Beneficiary, or a closing agreement made under Section 7121 of the Code that is approved by the Internal Revenue Service and involves a Participant, the Committee determines that a Participant has or will recognize income for federal or state income tax purposes with respect to amounts that are or will be payable under the Plan before they otherwise would be paid. The amount of any payments pursuant to this Section 7.3 shall not exceed the lesser of (i) the amount in the Participant’s Account or (ii) the amount of taxable income with respect to which the tax liability is assessed or determined.
     7.4 The payment of benefits under the Plan shall begin as specified, in accordance with the provisions of Section 7.1 or Section 7.2 hereof; provided that, in case of administrative necessity, the starting date of payment of benefits may be delayed up to thirty (30) days as long as such delay does not result in the Participant or Beneficiary receiving the distribution in a different taxable year than he would if no such delay had occurred.”

IN WITNESS WHEREOF, this Amendment is adopted this 1st day of July    , 2001.

ATTEST:	TANDY BRANDS ACCESSORIES, INC.

/s/ Mark J. Flaherty	By:	/s/ J.S.B. Jenkins

Assistant Secretary	Name:

Title:

5